         Exhibit 5.1

BRT APARTMENTS CORP.
60 Cutter Mill Road, Suite 303
Great Neck, NY 11021

November 6, 2020

Board of Directors
BRT Apartments Corp.
60 Cutter Mill Road, Suite 303
Great Neck, NY 11021

Gentlemen:

As counsel to BRT Apartments Corp. (the “Company”), I have participated in the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Act of 1933, as amended (the “Registration Statement”), with respect to the registration of 1,000,000 shares (“Shares”) of common stock, par value $0.01 per share, of the Company. The Shares subject to the Registration Statement are to be issued under the Company’s 2020 Incentive Plan (the “Plan”).

I have examined and am familiar with (i) the Company’s Articles of Incorporation, (ii) the Company’s By-laws, (iii) the corporate proceedings relating to the Registration Statement and the Plan, and (iv) the Registration Statement. Upon the basis of the foregoing, and having satisfied myself as to such other matters of law and fact as I consider relevant for the purposes of this opinion, I advise you that, in my opinion, the Shares will be, when issued and paid for in accordance with the terms of the Plan, legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

I note that I am corporate secretary of the Company and may be deemed to beneficially own 20,650 shares of common stock of the Company.

Very truly yours,
/s/ S. Asher Gaffney
S. Asher Gaffney, Esq.
Counsel